      As filed with the Securities and Exchange Commission on February 18, 1999
                                                     Registration No. 333-70569

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 AMENDMENT NO 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                           ROTONICS MANUFACTURING INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                       36-2467474
    (State or other jurisdiction of                         (I.R.S. employer
     incorporation or organization)                      identification number)

       17022 SOUTH FIGUEROA STREET, GARDENA, CALIFORNIA 90248, (310) 538-4932 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         -------------------------------
                                SHERMAN MCKINNISS
                           17022 SOUTH FIGUEROA STREET
                            GARDENA, CALIFORNIA 90248
                                 (310) 538-4932
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         -------------------------------
                                   Copies to:
                                RICHARD A. PEERS
                         HELLER EHRMAN WHITE & MCAULIFFE
                        525 UNIVERSITY AVENUE, SUITE 1100
                        PALO ALTO, CALIFORNIA 94301-1908
                            TELEPHONE: (650) 324-7000
                            FACSIMILE: (650) 324-0638

                                ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                          CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                             AMOUNT            PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO         TO BE           AGGREGATE PRICE PER      AGGREGATE OFFERING     REGISTRATION FEE
            BE REGISTERED                  REGISTERED              SECURITY                  PRICE
-------------------------------------- ------------------- ------------------------- ---------------------- --------------------
    Common Stock, par value $.01           2,072,539             $1.03125 (1)            $2,137,306 (1)            $594.17 (2)
================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices reported of the Registrant's Common Stock on the American Stock Exchange Stock Market on January 7, 1999.

(2)    Previously paid.

The information in this Prospectus is not complete and may be amended. We are not allowed to sell these securities until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer is not permitted.




PROSPECTUS

                            ROTONICS MANUFACTURING INC.

                         2,072,539 SHARES OF COMMON STOCK

                                  -------------

         The stockholder of Rotonics Manufacturing Inc. identified on page 6 may offer and sell the shares covered by this prospectus from time to time. The selling stockholder will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

         Our common stock trades on the American Stock Exchange under the symbol "RMI". On January 7, 1999, the closing price for our common stock on the American Stock Exchange was $1.00 per share.

                                  ------------

         BEGINNING ON PAGE 2, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                                  ------------

         The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ------------

              The date of this Prospectus is February 19, 1999

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DECIDING WHETHER TO INVEST IN OUR SECURITIES. THESE FACTORS, AMONG OTHERS, MAY CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS WE MAKE IN THIS PROSPECTUS.

         WE HAVE HAD FLUCTUATIONS IN OUR OPERATING RESULTS WHICH MAY CONTINUE IN THE FUTURE. In fiscal 1998, net sales fell 3.4% to $38,058,900 from $39,385,100 in fiscal 1997. Additionally, net income fell to $.03 per common share in fiscal 1998 from $.10 per common share in fiscal 1997. The factors listed below, some of which we cannot control, contributed to these fluctuations and may continue to cause our revenues and results of operations to fluctuate significantly:

         -  volatility of plastic resin prices;

         - additional sales, general and administrative expenses due to the Rotocast merger;

         - consolidation of two of our manufacturing locations into our remaining facilities;

         -  internal efforts to increase manufacturing capabilities; and

         -  general economic conditions.

         THE VOLATILITY OF PLASTIC RESIN PRICES AFFECTS OUR MANUFACTURING
COSTS. The cost of plastic resin represents a significant portion of our manufacturing costs. Since fiscal 1995, we have experienced extreme volatility in plastic resin prices. These price increases have resulted in substantial increases in raw material prices per pound since the beginning of fiscal 1995. The price increases were initiated by our various resin suppliers in response to domestic and foreign material demands as well as various natural and internal disasters experienced by our resin suppliers. If plastic resin prices continue to remain unstable and we are unable to pass the price increases on to our customers, our business, financial condition and operating results could be adversely affected.

         WE DEPEND ON A SMALL NUMBER OF PLASTIC RESIN SUPPLIERS. In fiscal 1998, we purchased approximately 89% of our plastic resin from four vendors. Plastic resin represents a significant portion of Rotonics manufacturing costs. As a result, any factors which adversely affect Rotonics' plastic resin vendors will have a potential negative impact on our business, financial condition and results of operations.

         WE FACE INTENSE COMPETITION IN THE ROTATIONAL AND INJECTION MOLDING MARKETS. There are many other companies engaged in the business of rotational and injection molding. We are one of the few rotational and injection molders with a national presence. However, because of the high transportation cost of products we manufacture, such as large capacity tanks, most competition occurs on a regional basis. There are numerous single-location as well as a significant number of multi-location roto-molding businesses throughout the United States. We may not be able to compete successfully against our present and future competitors and competitive pressures may have a material adverse effect on our business, financial condition and results of operations.

         We face the most significant competition when bidding on large refuse container orders. This is because we must attempt to match the greater resources of large corporate competitors who frequently bid on such orders. Additionally, we experience significant competition when bidding for custom molding projects, because of the presence of strong regional competitors. If we are unsuccessful in bidding on significant orders, our business, financial condition and results of operations may be adversely affected.

         THE PRICE OF ROTONICS' COMMON STOCK HAS BEEN VOLATILE DUE TO SEVERAL FACTORS WHICH WILL CONTINUE TO AFFECT THE PRICE OF OUR COMMON STOCK. The market price of the Company's Common Stock has been volatile. Some of the factors leading to this volatility include:

         - price and volume fluctuations in the stock market at large which do not relate to our operating performance;

         -  fluctuations in our operating results;

         - changes in stock market analysts' recommendations regarding our industry; and

         -  changes in the volume of our shares sought to be sold.

         THE PUBLIC SALE OF A SIGNIFICANT NUMBER OF THE SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT ROTONICS AND THE PRICE OF ROTONICS COMMON STOCK. The 2,072,539 shares of common stock offered hereby by the selling stockholder, which had been "restricted securities" subject to resale limitations, have now been registered for sale by the selling stockholder. Future sales of shares by current stockholders, including the selling stockholder, and by holders who exercise Rotonics stock options could cause the market price of our common stock to decline.

         OUR OPERATIONS AND PROPERTIES REQUIRE US TO COMPLY WITH NUMEROUS ENVIRONMENTAL REGULATIONS. Our operations and properties are subject to a wide variety of federal, state and local laws and regulations, including those governing the use, storage and handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and ground water, and the health and safety of employees. There is no assurance that our operations or properties will comply with applicable regulations. As such, our operations expose us to the risk of claims with respect to such matters and we may incur material costs or liabilities in connection with such claims.

         WE HAVE NOT COMPLETED OUR YEAR 2000 COMPLIANCE PROGRAM SO ALL
POTENTIAL COSTS AND COMPLICATIONS ASSOCIATED WITH YEAR 2000 COMPLIANCE CANNOT
BE DETERMINED AT THIS TIME. Management has been fully apprised of the issues surrounding the year 2000 dilemma. In assessing the potential impact this issue has on us, management reviewed both its manufacturing and accounting systems to ascertain critical applications which would be affected. Due to the nature of our manufacturing process and the equipment utilized, it was determined that even equipment which was operated by or which incorporated computerized controls or programs were not dependent on calendar functions to operate and thus would not be impacted by the year 2000 problem.

         As part of the year 2000 issue, Rotonics also assessed compliance of its network computing systems. To date we believe that all of our operating divisions except one are year 2000 compliant. The remaining site, along with our Corporate division, has resolved to make the necessary hardware and software enhancements to become compliant at this final site by June 30, 1999. We do not believe we will encounter any problems associated with the year 2000 issue between now and such time that the remaining site completes the necessary upgrades to its computer systems. The costs associated with becoming compliant will not have a material effect to our financial position.

         To complete our assessment of the year 2000 problem, we will be contacting our major suppliers to ascertain their readiness and ability to function beyond this critical date and what impact, if any, it will have on our ability to continue normal operations.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of Rotonics Manufacturing Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including Rotonics Manufacturing Inc.) may be found.


         This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-70569). The registration statement contains more information than this prospectus regarding Rotonics Manufacturing Inc. and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.


                      DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.



    SEC Filing (File No. 1-9429)               Period/Filing Date
    ----------------------------               ------------------

    Annual Report on Form 10-K                 Year ended June 30, 1998

    Definitive Proxy Statement                 October 26, 1998

    Quarterly Reports on Form 10-Q             Quarter ended September 30, 1998

                                               Quarter ended December 31, 1998


You may request a copy of these documents, at no cost, by writing to:

                           Rotonics Manufacturing Inc.
                           17022 South Figueroa Street
                            Gardena, California 90248
                          Attention: Douglas W. Russell
                            Telephone: (310) 538-4932

                            -------------------------

                           FORWARD-LOOKING INFORMATION

         Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" on page 2 above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                              SELLING STOCKHOLDER


         The following table sets forth the name of the selling stockholder, the number of shares of common stock owned beneficially by the selling stockholder as of December 31, 1998 and the number of shares that may be offered pursuant to this prospectus. This information is based upon information provided by the selling stockholder. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time. The percentage of ownership is based on 15,267,015 shares of common stock outstanding as of February 16, 1999. As set forth in note 1 below, the president and controlling member of the selling stockholder is a director of Rotonics.


                                               Common Stock                                       Common Stock
                                            Beneficially Owned                                 Beneficially Owned
                                           Prior to Offering                                     After Offering
                                        -------------------------        Common Stock         --------------------
              Holder                      Number          Percent         to be Sold          Number       Percent
-----------------------------------     ----------        -------        ------------         ------       -------
G.S.C. Industries, LLC (1)               2,082,539          13.6          2,072,539           10,000          *

-----------------------------------

*        Less than 1%

(1) Robert D. Grossman, a director of Rotonics, is the President and controlling member of G.S.C. Industries, LLC and, as a result, beneficially owns 54% of the shares offered hereby.

                            PLAN OF DISTRIBUTION

         The selling stockholder may offer its shares at various times in one or more of the following transactions:

         - on the American Stock Exchange (or any other exchange on which the shares may be listed);

         -  in the over-the-counter market;

         -  in negotiated transactions other than on such exchanges;

         -  by pledge to secure debts and other obligations;

         - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

         -  in a combination of any of the above transactions.

         The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholder may use broker-dealers to sell its shares. The broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares.

         Under certain circumstances the selling stockholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

         Under the rules and regulations of the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to the Rotonics' common stock for a period of two business days prior to the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of Rotonics' common stock by the selling stockholder.

         The selling stockholder will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by it. The shares offered hereby are being registered pursuant to contractual obligations of Rotonics, and Rotonics has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

                             LEGAL MATTERS

         Heller, Ehrman, White & McAuliffe of Palo Alto, California, our counsel in connection with the offering, has issued an opinion about the validity of the securities being offered.

                                EXPERTS

         The financial statements as of June 30, 1998 and 1997 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                PART II

             INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

   Securities and Exchange Commission Registration Fee........... $   594.17

   Legal fees and expenses....................................... $10,000.00

   Accounting fees and expenses.................................. $ 5,000.00

   American Stock Exchange Listing Fee........................... $17,500.00

   Miscellaneous ................................................ $ 1,905.83

          TOTAL:................................................. $35,000.00
                                                                  ----------
                                                                  ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware.

         Article V of Rotonics' Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

         Article VII of Rotonics' Bylaws provides for the indemnification of officers, directors, employees and agents to the fullest extent permissible under Delaware law.

         Rotonics has entered into indemnification agreements with its directors, in addition to the indemnification provided in Rotonics' Certificate of Incorporation and Bylaws, and intends to enter into indemnification agreements with any new directors in the future.

ITEM 16.  EXHIBITS


    EXHIBIT                             DESCRIPTION
     5          Opinion of Heller, Ehrman, White & McAuliffe

    23.1        Consent of Heller, Ehrman, White & McAuliffe (filed as part of
                Exhibit 5)

    23.2        Consent of Arthur Andersen LLP, Independent Public Accountants





ITEM 17.  UNDERTAKINGS

         A.   The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement,

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on this 18th day of February, 1999.


                                      ROTONICS MANUFACTURING INC.


                                      By:  /s/  Sherman McKinniss
                                           -------------------------------------
                                           Sherman McKinniss
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Sherman McKinniss        President, Chief Executive Officer and Chairman     February 18, 1999
------------------------     (Principal Executive Officer)
    Sherman McKinniss


/s/ Douglas W. Russell       Chief Financial Officer and Assistant Secretary     February 18, 1999
------------------------     (Principal Financial and Accounting Officer)
    Douglas W. Russell

           *                 Secretary and Director                              February 18, 1999
------------------------
    E. Paul Tonkovich

           *                 Director                                            February 18, 1999
------------------------
    Larry DeDonato

           *                 Director                                            February 18, 1999
------------------------
    Larry L. Snyder

           *                 Director                                            February 18, 1999
------------------------
    Robert D. Grossman

           *                 Director                                            February 18, 1999
------------------------
    David C. Polite

           *                 Director                                            February 18, 1999
------------------------
    James E. Evans

*/s/ Douglas W. Russell                                                          February 18, 1999
------------------------
    Douglas W. Russell
    Attorney-in-fact


                                            ROTONICS MANUFACTURING INC.

                                                 INDEX TO EXHIBITS


     Exhibit                                     Description
---------------    ------------------------------------------------------------
        5          Opinion of Heller, Ehrman, White & McAuliffe

       23.1 Consent of Heller, Ehrman, White & McAuliffe (filed as part of Exhibit 5)

       23.2        Consent of Arthur Andersen LLP, Independent Public Accountants